Exhibit 23.4
Weir International, Inc.
Mining, Geology and Energy Consultants
Executive Towers West I
1431 Opus Place, Suite 210
Downers Grove, Illinois 60515
USA
May 9, 2008
Project No. 5349.3
Tel: 630-968-5400
Fax: 630-968-5401
weir@weirintl.com

The Board of Directors	The Board of Directors
Magnum Coal Company	Patriot Coal Company
500 Lee Street East, Suite 900	12312 Olive Boulevard, Suite 400
Charleston, West Virginia 25301	St. Louis, Missouri 63141
Reference: Consent of Weir International, Inc.
Ladies and Gentlemen:
We hereby consent to the use of our firm’s name, Weir International, Inc. in the Registration Statement on Form S-4 to be filed with the US Securities and Exchange Commission by Patriot Coal Company (“Patriot”), and any amendments thereto, and including the proxy statement/prospectus contained therein (the “Registration Statement”); the inclusion and summary of, and references to, our February 29, 2008 reserve audit, relating to certain coal reserve information of Magnum Coal Company and its subsidiaries in the Registration Statement, and being named as an expert in the Registration Statement (and being included in the caption “Experts” in the Registration Statement).
We further wish to advise that Weir International, Inc. was not employed on a contingent basis and that at the time of preparation of our report, as well as at present, neither Weir International, Inc. nor any of its employees had or now has a substantial interest in Magnum Coal Company, Patriot Coal Corporation or any of their respective subsidiaries.

Respectfully Submitted By, Weir International, Inc.
By:
Name:	John W. Sabo
Title:	Executive Vice President

cc: D. N. Kostic